Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

FISCAL YEAR 2022 OPERATING RESULTS

ISSAQUAH, Wash., December 9, 2021 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the first quarter (twelve weeks) of fiscal 2022, ended November 21, 2021.

Net sales for the first quarter increased 16.7 percent, to $49.42 billion from $42.35 billion last year.

Comparable sales for the first quarter fiscal 2022 were as follows:

	12 Weeks	12 Weeks
		Adjusted*
U.S.	14.9%	9.9%
Canada	17.2%	8.3%
Other International	13.4%	10.9%
Total Company	15.0%	9.8%

E-commerce	14.3%	13.3%

*	Excluding the impacts from changes in gasoline prices and foreign exchange.

Net income for the quarter was $1,324 million, $2.98 per diluted share, compared to $1,166 million, $2.62 per diluted share, last year. This year included a tax benefit of $91 million, $0.21 per diluted share, related to stock-based compensation, and a write-off of certain information technology assets of $118 million pre-tax, $0.20 per diluted share. Last year included tax benefits of $145 million, $0.33 per diluted share, and incremental expenses for COVID-19 premium wages of $212 million pre-tax, $0.35 per diluted share.

Costco currently operates 828 warehouses, including 572 in the United States and Puerto Rico, 105 in Canada, 40 in Mexico, 30 in Japan, 29 in the United Kingdom, 16 in Korea, 14 in Taiwan, 13 in Australia, four in Spain, two each in France and China, and one in Iceland. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, December 9, 2021, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks

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and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to climate change, and COVID-19 related factors and challenges, including (among others) the duration of the pandemic, the unknown long-term economic impact, reduced shopping due to illness, travel restrictions or financial hardship, shifts in demand for products, reduced workforces due to illness, quarantine, or government mandates, temporary store closures or operational limitations due to government mandates, or supply-chain disruptions, capacity constraints of third-party logistics suppliers, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 David Sherwood, 425/313-8239 Josh Dahmen, 425/313-8254

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COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended
	November 21, 2021	November 22, 2020
REVENUE
Net sales	$49,417	$42,347
Membership fees	946	861

Total revenue	50,363	43,208
OPERATING EXPENSES
Merchandise costs	43,952	37,458
Selling, general and administrative	4,690	4,298
Preopening expenses	28	22

Operating income	1,693	1,430
OTHER INCOME (EXPENSE)
Interest expense	(39)	(39)
Interest income and other, net	42	29

INCOME BEFORE INCOME TAXES	1,696	1,420
Provision for income taxes	351	239

Net income including noncontrolling interests	1,345	1,181
Net income attributable to noncontrolling interests	(21)	(15)

NET INCOME ATTRIBUTABLE TO COSTCO	$1,324	$1,166

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$2.99	$2.63

Diluted	$2.98	$2.62

Shares used in calculation (000s):
Basic	443,377	442,952
Diluted	444,604	444,386

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COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassification

	November 21, 2021	August 29, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,751	$11,258
Short-term investments	725	917
Receivables, net	1,932	1,803
Merchandise inventories	16,942	14,215
Other current assets	1,500	1,312

Total current assets	33,850	29,505
OTHER ASSETS
Property and equipment, net	23,887	23,492
Operating lease right-of-use assets	2,903	2,890
Other long-term assets	3,509	3,381

TOTAL ASSETS	$64,149	$59,268

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$19,561	$16,278
Accrued salaries and benefits	3,985	4,090
Accrued member rewards	1,726	1,671
Deferred membership fees	2,192	2,042
Current portion of long-term debt	799	799
Other current liabilities	5,079	4,561

Total current liabilities	33,342	29,441
OTHER LIABILITIES
Long-term debt, excluding current portion	6,667	6,692
Long-term operating lease liabilities	2,649	2,642
Other long-term liabilities	2,491	2,415

TOTAL LIABILITIES	45,149	41,190

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 443,434,000 and 441,825,000 shares issued and outstanding	4	4
Additional paid-in capital	7,064	7,031
Accumulated other comprehensive loss	(1,211)	(1,137)
Retained earnings	12,606	11,666

Total Costco stockholders’ equity	18,463	17,564
Noncontrolling interests	537	514

TOTAL EQUITY	19,000	18,078

TOTAL LIABILITIES AND EQUITY	$64,149	$59,268